Exhibit 8

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Annual Report on Form 40-F of NovaGold Resources Inc. of our report dated March 3, 2004 relating to the consolidated financial statements, which appears in the Annual Report to Shareholders.

(signed) “PricewaterhouseCoopers LLP”

Chartered Accountants
Vancouver, British Columbia
April 20, 2004